Exhibit 99.1

FOR IMMEDIATE RELEASE

TRIMARAN CAPITAL CLOSES ON EL POLLO LOCO ACQUISITION

Irvine, CA and New York, NY, November 21, 2005 — Trimaran Capital Partners announced today that it has completed the acquisition of El Pollo Loco, the nation’s leading quick-service restaurant chain specializing in marinated, flame-grilled chicken and other Mexican-inspired entrees. Trimaran purchased the company from American Securities Capital Partners, L.P. in a deal originally announced on September 28, 2005. Terms were not disclosed.

“El Pollo Loco is a unique and well-regarded franchise, combining the flavor of authentic ethnic food with healthy, fresh ingredients. Its exceptional brand loyalty and appeal to many demographic groups make its growth prospects extremely encouraging. We look forward to working with management to bring this great brand across the U.S.,” said Andrew Heyer, a co-founder and Managing Partner at Trimaran Capital Partners.

El Pollo Loco’s management team, headed by President and CEO Stephen E. Carley, will continue in their current positions and will be investors in the transaction.

“El Pollo Loco has achieved remarkable momentum in recent years, and we look forward to continuing this course with Trimaran Capital Partners,” said Mr. Carley. “Their team brings a wealth of operating expertise to our brand, along with precisely the kind of thought leadership and passion that will fuel El Pollo Loco’s nationwide expansion. We are very excited about what the future holds for this powerful brand.”

About El Pollo Loco

El Pollo Loco, pronounced “L Po-yo Lo-co” and Spanish for “The Crazy Chicken,” is the nation’s leading quick-service restaurant chain specializing in flame-grilled chicken and other Mexican inspired entrees. Headquartered in Irvine, California, El Pollo Loco currently has 330 restaurants located in California, Arizona, Nevada, Texas and Illinois and a strong pipeline of Company-owned and franchise restaurant commitments in California, Colorado, Illinois, New England, New Jersey, New York, Oregon, Texas and Washington. Founded in Guasave, Mexico in 1975, El Pollo Loco’s long-term success stems from the unique preparation of its award-winning “pollo” – fresh chicken marinated in a special recipe of herbs, spices and citrus juices passed down from the founding family. The marinated chicken is then flame-grilled, hand cut and served hot off the grill with warm tortillas and a wide assortment of side dishes and salsas prepared fresh every day. Rounding out the menu are fresh flavorful entrees inspired by the kitchens of Mexico, including signature grilled Burritos, the Pollo Bowl®, Pollo Salads, Tacos al Carbon and Quesadillas. And of course, there is a fresh salsa bar featuring El Pollo Loco’s famous House Salsa, alongside its Avocado, Chipotle and Pico de Gallo salsas. All are made fresh daily.

About Trimaran Capital Partners

Trimaran is a private asset management firm, headquartered in New York, with assets under management and committed capital in excess of $3 billion. Since 1995, Trimaran has completed 60 private equity investments totaling over $1.3 billion of equity capital. Trimaran partners with outstanding management teams that lead companies with strong growth prospects, as evidenced by the fact that four of its portfolio companies – ITC Holdings Corp.; Reddy Ice Group, Inc.; Accuride Corporation; and FreightCar America, Inc. – have had successful IPOs since April 2005. Trimaran’s restaurant and consumer portfolio companies include: Charlie Brown’s Inc., a leading, casual steakhouse chain with 59 units in the Northeast; Fortunoff, a retailer of fine jewelry and home furnishings in the New York area; Urban Brands, Inc., operator of two specialty apparel concepts, Marianne and Ashley Stewart, that primarily sell plus-sized apparel and accessories for Hispanic and African-American women; and Reddy Ice Group, Inc., the nation’s largest producer of packaged ice. Previous Trimaran investments include Domino’s, Inc., the leading pizza delivery company in the United States, and Golden State Foods, one of the oldest and largest suppliers to restaurants and franchisees of the McDonald’s Corporation. For more information, visit www.trimarancapital.com.

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Contacts

For Trimaran:

Lisa Baker

Owen Blicksilver Public Relations, Inc.

(914) 725-5949

For El Pollo Loco:

Julie L. Weeks

Director of Communications

El Pollo Loco, Inc.

(949) 399-2150